EXHIBIT 10.54

EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AGREEMENT AND

FORBEARANCE AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND FORBEARANCE AGREEMENT (this “Agreement”), dated as of August 14 2009, by and among ArthroCare Corporation, a Delaware corporation (the “Borrower”), ArthroCare Medical Corporation, a Nevada corporation (“Medical”, and together with the Borrower, the “Loan Parties”), the financial institutions party hereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”), Swing Line Lender and L/C Issuer (all capitalized terms used in this Agreement shall have the meanings set forth in the Credit Agreement, unless otherwise defined or the context otherwise requires).

RECITALS

A. The Borrower, the Agent and the Lenders have entered into that certain Credit Agreement, dated as of January 13, 2006, as amended by that certain First Amendment, dated as of December 18, 2007, and as further amended by that certain Second Amendment, dated as of November 26, 2008 (the “Existing Credit Agreement” and, as amended by this Agreement, the “Credit Agreement”) pursuant to which the Lenders have agreed to make certain Credit Extensions to the Borrower. The Credit Extensions made under the Credit Agreement are guaranteed by Medical and secured by, among other things, the Collateral Agreement.

B. The Borrower is in default of the Credit Agreement by virtue of certain existing Defaults and Events of Defaults as set forth on Schedule I hereto (collectively, the “Covered Defaults”).

C. The Obligations have been accruing interest at the Default Rate (the “Default Interest”) since March 20, 2009.

D. The Commitment of each Lender under the Existing Credit Agreement has been terminated and reduced to $0.00 as of March 31, 2009.

E. The Loan Parties have requested a forbearance through October 31, 2009 in the Agent’s and the Lenders’ exercise of their rights and remedies under the Credit Agreement and the other Loan Documents and applicable law in connection with the Covered Defaults.

F. The Agent and the Lenders are willing to forbear during the Forbearance Period (as defined below) from exercising as a result of the Covered Defaults any of their rights, powers and remedies against the Borrower, Medical or their respective property, including, foreclosure on any collateral (the “Forbearance”), but only pursuant to and upon the terms and conditions of this Agreement. Consistent with the foregoing, and without limiting the generality of the preservation of rights set forth in Section 10 hereof, nothing contained herein is intended or shall be deemed to constitute an acknowledgment, representation, warranty, covenant or other agreement on the part of the Agent or any Lender that it has agreed or it will agree (i) to enter into any restructuring of the

Obligations on any terms and conditions, (ii) to any forbearance relating to any Event of Default other than the Covered Defaults or (iii) to any forbearance relating to the Covered Defaults beyond the end of the Forbearance Period.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and promises herein contained, the parties hereto agree as follows:

AGREEMENT

1. Adoption and Incorporation of Recitals; Definitions.

1.1 The above recitals are confirmed and adopted by the parties hereto as if set forth herein.

1.2 This Agreement shall be interpreted in accordance with Section 24 hereof. The following terms when used herein shall have the following meanings:

“Agent” has the meaning given that term in the preamble.

“Agreement” has the meaning given that term in the preamble.

“Borrower” has the meaning given that term in the preamble.

“Borrower-Related Claim” has the meaning given that term in Section 6 hereof.

“Claims” has the meaning given that term in Section 6 hereof.

“Credit Agreement” has the meaning given that term in the recitals.

“Covered Defaults” has the meaning given that term in the recitals.

“Default Interest” has the meaning given that term in recitals.

“Derivative/Successor Person” has the meaning given that term in Section 6 hereof.

“Existing Credit Agreement” has the meaning given that term in the recitals.

“Forbearance” has the meaning given that term in the recitals.

“Forbearance Effective Date” has the meaning given that term in Section 8 hereof.

“Forbearance Effective Date Paydown” has the meaning given that term in Section 8.7 hereof.

“Forbearance Fee” has the meaning given that term in Section 3.7 hereof.

“Forbearance Period” means the period of time commencing on the Forbearance Effective Date and terminating on the earlier to occur of (x) October 31, 2009 and (y) the occurrence of a Forbearance Termination Event.

“Forbearance Termination Event” means: (a) the failure of the Borrower or Medical to comply strictly with any of the obligations set forth in this Agreement, including, without limitation, any of the obligations set forth in Section 3 hereof; (b) the Borrower or Medical shall be enjoined, restrained or in any way prevented by court order from conducting all or a material part of its business affairs or from otherwise complying with its obligations under this Agreement; (c) any Event of Default (other than the Covered Defaults) under the Credit Agreement or any other Loan Document occurs; (d) any representation or warranty by the Borrower or Medical herein is untrue or misleading in any material respect; or (e) the Borrower or Medical shall commit any act of fraud, intentional misrepresentation, criminal misconduct or gross negligence.

“Lender Released Parties” has the meaning given that term in Section 6 hereof.

“Lenders” has the meaning given that term in the preamble.

“Loan Parties” has the meaning given that term in the preamble.

“Medical” has the meaning given that term in the preamble.

“Waiver” has the meaning given that term in Section 3.1(e) hereof.

2. Amendments to Existing Credit Agreement. Upon the occurrence of the Forbearance Effective Date, the Existing Credit Agreement shall be amended as set forth in this Section 2.

2.1 Amendments to Section 1.01 of the Existing Credit Agreement. Section 1.01 of the Existing Credit Agreement is hereby amended as follows:

(a)	by inserting the following defined terms in the appropriate alphabetical sequence:

“Forbearance Agreement” means the Third Amendment to Credit Agreement and Forbearance Agreement, dated as of August 14, 2009, among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“Forbearance Effective Date” has the meaning set forth in the Forbearance Agreement.

(b)	by amending and restating the following defined terms in their entirety to read as follows:

“Applicable Rate” means (a) from the Forbearance Effective Date through September 30, 2009, a per annum rate equal to (i) 3.25% with respect to Base Rate Loans and (ii) 4.50% with respect to the Letter of Credit Fee and (b) from October 1, 2009 and thereafter a per annum rate equal to (i) 3.75% with respect to Base Rate Loans and (ii) 5.00% with respect to the Letter of Credit Fee.

“Availability Period” means the period from and including the Closing Date through March 31, 2009.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Agent, the L/C Issuer and the Swing Line Lender; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and provided further, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending the applicable Alternative Currencies to the Borrower without the imposition of any additional Indemnified Taxes.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans. All Eurocurrency Rate Loans shall be converted to Base Rate Loans after the Forbearance Effective Date on the last day of any Interest Period in respect thereof. All Committed Loans denominated in an Alternative Currency shall be converted and denominated in Dollars after the Forbearance Effective Date.

“Interest Payment Date” means, as to any Loan, commencing with the payment to be due on September 1, 2009, the first day of each calendar month and the Maturity Date.

“Letter of Credit” means any standby letter of credit issued hereunder during the Availability Period.

“Maturity Date” means January 15, 2010.

2.2 Amendments to Section 2.03 of the Existing Credit Agreement.

(a)	Section 2.03(a)(i) of the Existing Credit Agreement is hereby amended by (i) deleting the text “during the period from the Closing Date until the Letter of Credit Expiration Date” and (ii) inserting “during the Availability Period” in lieu thereof.

(b)	Section 2.03(b)(iii) of the Existing Credit Agreement is hereby amended by inserting the following at the end thereof:

“Notwithstanding the foregoing, no Auto-Extension Letter of Credit issued during the Availability Period shall be renewed for any further period beyond the expiry date stated therein.”

2.3 Amendment to Section 2.07 of the Existing Credit Agreement. Section 2.07(a) of the Existing Credit Agreement is hereby amended in its entirety as follows:

“The Borrower shall repay to the Lenders the principal amount of Committed Loans outstanding as of the Forbearance Effective Date in the aggregate amount of (a) $1,000,000 on each of September 1, 2009 and October 1, 2009 and (b) $3,000,000 on November 1, 2009 and the first day of each calendar month thereafter. Unless the Obligations owing hereunder are accelerated pursuant to the provisions hereof, the Borrower shall repay to the Lenders the aggregate outstanding principal amount of Credit Extensions on the Maturity Date.”

2.4 Amendment to Section 7.12 of the Existing Credit Agreement. Section 7.12(c) of the Existing Credit Agreement is hereby amended by deleting such Section 7.12(c) in its entirety.

3. Conditions to Forbearance; Forbearance Covenants. In order to induce the Agent and the Lenders to extend the Forbearance, and as express conditions thereof, the parties agree as follows:

3.1 Financial Reporting.

(a) Beginning on August 19, 2009, the Borrower shall deliver, as soon as practicable, and in any event within three (3) Business Days following the end of each calendar week, updated weekly rolling cash flow forecasts for the following thirteen week period which shall detail all sources and uses of cash on a weekly basis, together with an actual to forecast variance analysis for the preceding week, in each case prepared and certified by the chief financial or accounting Responsible Officer of the Borrower, in the form and substance satisfactory to the Agent and the Required Lenders; provided that the Borrower shall have seven (7) days after notice from the Agent and the Required Lenders that any such forecast is not satisfactory to the Agent and the Required Lenders to remedy or correct any deficiency to the satisfaction of the Agent and the Required Lenders.

(b) Beginning on August 31, 2009, the Borrower shall deliver, as soon as practicable, and in any event within thirty (30) days after the end of each fiscal month of each fiscal year of the Borrower, in each case, in form and substance satisfactory to the Agent and the Required Lenders, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, together with a comparison with the budget for such period of the current fiscal year, all in reasonable detail, certified by the chief financial or accounting Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries, that such financial statements are maintained in accordance the accounting policies of the Borrower and its Subsidiaries and that such policies are consistent with GAAP.

(c) Beginning on August 31, 2009, the Borrower shall deliver, as soon as practicable, and in any event within thirty (30) days following the end of each month, (i) an accounts receivable aging summary of the Borrower and its Subsidiaries reconciled to the monthly balance sheet delivered under clause (b) above and (ii) an accounts payable summary of the Borrower and its Subsidiaries reconciled to the monthly balance sheet delivered under clause (b) above, in each case prepared and certified by the chief financial or accounting Responsible Officer of the Borrower and in form and detail satisfactory to the Agent.

(d) Beginning on August 31, 2009, the Borrower shall deliver, as soon as practicable, and in any event within fifteen (15) days after the end of each fiscal month of each fiscal year of the Borrower, updated monthly rolling forecasts for the twelve month period, together with an actual to forecast variance analysis for the preceding month, in each case prepared and certified by the chief financial or accounting Responsible Officer of the Borrower, in the form and substance satisfactory to the Agent and the Required Lenders; provided that the Borrower shall have seven (7) days after notice from the Agent and the Required Lenders that any such forecast is not satisfactory to the Agent and the Required Lenders to remedy or correct any deficiency to the satisfaction of the Agent and the Required Lenders.

(e) The Borrower shall deliver, as soon as available, and in any event on or before September 30, 2009, the “Required Financial Statements” and the “Restatement” financial statements required to be delivered pursuant to the Waiver, dated as of January 16, 2009 (the “Waiver”) and any other financial statements required to be delivered pursuant to the Credit Agreement prior to the Forbearance Effective Date (including, for avoidance of doubt, the financial statements in respect of the fiscal quarter ending June 30, 2009).

3.2 Operation of Business During Forbearance. The Borrower and Medical shall (a) continue to operate its business and affairs in the Ordinary Course of Business except as limited by this Agreement and in a reasonable and prudent manner to maximize the recovery to the Lenders and (b) not use its ordinary income or its assets (including any cash on hand) other than in the operation of its respective business in the Ordinary Course of Business and as limited by this Agreement.

3.3 Distributions/Cash Interest Payments. The Borrower and Medical shall not make any equity distributions or cash interest payments on account of any Equity Interests or capital or insider loans.

3.4 Information Access. In addition to and not in limitation of its rights under the Loan Documents, each Lender, the Agent and any financial consultant engaged by the Agent shall be given access to the Loan Parties, their Subsidiaries, their respective properties, personnel, books and records and other information regarding their business operations, including unit sales, any proposed asset dispositions, possible refinancing, any proposed restructuring, additional debt or equity contributions, and any other possible strategic transactions or initiatives. The Loan Parties and their advisors shall also participate, as may be requested by the Agent, in meetings and/or conference calls with the Lenders.

3.5 No Asset Sales/Strategic Transactions. The Borrower and Medical shall not (a) undertake or consummate any asset sale outside of the Ordinary Course of Business or (b) otherwise undertake to merge its business assets and liabilities or business operations with any other Person, in each case, without the prior written consent of the Required Lenders.

3.6 Obligation to Provide Notice of any Forbearance Termination Event. The Borrower and Medical each agree that each of them will provide prompt written notice to the Lenders of any event or condition that would constitute a Forbearance Termination Event.

3.7 Forbearance Fee. The Borrower shall be obligated for a forbearance fee (the “Forbearance Fee”) for the account of each Lender in an amount equal to 0.75% of such Lender’s Applicable Percentage of the aggregate Outstanding Amount after taking into account the Forbearance Effective Date Paydown, which Forbearance Fee shall be fully-earned on the Forbearance Effective Date, but payable as follows: (a) 0.50% shall be due and payable on the Forbearance Effective Date and (b) 0.25% shall be due and payable on October 1, 2009 unless the Loans shall have been fully repaid before October 1, 2009 in which case, but only in which case, the 0.25% amount shall be waived.

3.8 EBITDA Covenant. From and after the Forbearance Effective Date, the Borrower shall not, as of the last day of each calendar month set forth below, permit Consolidated EBITDA to be less than the amount set forth opposite each such calendar month:

Calendar Month	Consolidated EBITDA

August 2009	$360,000

September 2009	$3,630,000

October 2009	$4,810,000

November 2009	$7,210,000

December 2009 and thereafter	$14,390,000

The Borrower shall report compliance as of each calendar month with such Consolidated EBITDA covenant by close of business on or before the thirtieth (30th) day following such calendar month.

3.9 Cash and Cash Equivalents. From and after the Forbearance Effective Date, the Borrower shall not permit its cash and cash equivalents to be less than $26,800,000 as of the last day of each calendar month. The Borrower shall report compliance as of each calendar month with such cash and cash equivalents covenant by close of business on or before the thirtieth (30th) day following such calendar month.

3.10 Capital Expenditures. From and after the Forbearance Effective Date, the Borrower shall not, at anytime during each calendar month set forth below, permit capital expenditures to be greater than the amount set forth opposite each such calendar month:

Calendar Month	Capital

August 2009	$1,363,000

September 2009	$1,363,000

October 2009	$1,363,000

November 2009	$1,363,000

December 2009 and thereafter	$1,363,000

; provided that the amount of capital expenditures set forth above in respect of any calendar month commencing with September 2009, shall be increased by the amount of unused permitted capital expenditures for each preceding calendar month.

The Borrower shall report compliance as of each calendar month with such capital expenditures covenant by close of business on or before the thirtieth (30th) day following such calendar month.

3.11 Settlement Payments. The Borrower shall not make any cash payments with respect to the arbitration award granted by the arbitration panel in the proceeding brought against the Borrower by Gyrus, Ethicon and DePuy Mitek or to any other third parties in connection with any settlement of any court, arbitration or mediation proceeding or any other claims or disputes without the prior written consent of the Required Lenders.

3.12 Further Assurances. Upon the request by the Agent, or any Lender through the Agent, each of the Borrower and Medical shall, promptly, but in any event no later than seven (7) days after such request, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require in order to (a) to the fullest extent permitted by applicable law, subject any of the Borrower or Medical’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents and (b) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder.

4. Forbearance. Subject to the terms and conditions of this Agreement, including the provisions of Section 9 hereof, the Agent and the Lenders hereby agree to, and extend to the Borrower, the Forbearance, effective upon the Forbearance Effective Date.

5. Guarantor Reaffirmation. Medical hereby (a) confirms that it has requested the Agent and the Lenders to enter into this Agreement and extend the Forbearance, (b) acknowledges that the Agent and the Lenders would not enter into this Agreement and extend the Forbearance in the absence of Medical’s reaffirmation of its Subsidiary Guaranty and other Loan Documents to which Medical is party and that the Agent and the Lenders are thus relying upon such reaffirmation and (c) reaffirms its obligations under all such Loan Documents in each and every respect, including, the validity of and all obligations under the Subsidiary Guaranty.

6. Release and Covenant Not to Sue. In consideration of the agreements and understandings in this Agreement, each of the Borrower and Medical, jointly and severally, for itself and on behalf of the Borrower’s and Medical’s Derivative/Successor Persons, hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely, finally and forever releases, acquits and discharges each Lender Released Party from any Claim relating in any manner whatsoever to any of the Loan Documents (including any transaction contemplated thereby or undertaken in connection therewith, or otherwise to the Borrower’s and Medical’s credit relationship with the Agent and the Lenders) which have existed at any time on or prior to the date hereof, including any which relates or may relate in any manner whatsoever to any facts, known or unknown, in existence on or at any time prior to the date hereof (each, a “Borrower-Related Claim”).

Each of the Borrower and Medical hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely finally and forever covenants that it shall refrain, and further shall direct any Derivative/Successor Person to refrain, from commencing or otherwise prosecuting any action, suit or other proceeding of any kind, nature, character, or description, including in law or in equity, against any Lender Released Party on account of any Borrower-Related Claim. Each Lender Released Party shall be entitled to enforce this covenant through specific performance. In addition to any other liability which shall accrue upon the breach of this covenant, the breaching party (including, any Derivative/Successor Person of the Borrower or Medical that commences or prosecutes any such action, suit or other proceeding) shall be liable to such Lender Released Party for all reasonable attorneys’ fees and costs incurred by such party in the defense of any such action, suit or other proceeding.

The following terms shall have the following definitions when used in this Section 6:

“Claims” shall mean, with respect to the Borrower and/or Medical, any and all claims, counterclaims, actions, causes of action (including, any relating in any manner to any existing litigation or investigation), suits, obligations, controversies, defenses, debts, liens, contracts, agreements, covenants, promises, liabilities, damages, penalties, demands, threats, compensation, losses, costs, judgments, orders, interest, fee or expense (including attorneys’ fees and expenses) or other similar items of any kind, type, nature, character or description, including, whether in law, equity or otherwise, whether now known or unknown, whether in contract or in tort, whether choate or inchoate, whether contingent or vested, whether liquidated or unliquidated, whether fixed or unfixed, whether matured or unmatured, whether suspected or unsuspected, and whether or not concealed, sealed or hidden, of the Borrower and/or Medical or which may be asserted by the Borrower and/or Medical, through the Borrower and/or Medical or otherwise on the behalf of the Borrower and/or Medical (including those which may be asserted on any derivative basis).

“Derivative/Successor Person” shall mean, with respect to the Borrower and Medical, any Person (including any former, current, or future employee, officer, agent, attorney, board member, member, manager, shareholder, parent, subsidiary, partnership, joint venture, other affiliate, spouse, relative, heir, beneficiary, legal representative, creditor, successor or assign) that may assert or may attempt to assert any Claim by or otherwise belonging to the Borrower or Medical, through the Borrower and Medical or otherwise on behalf of the Borrower and Medical (including on any derivative basis).

“Lender Released Parties” shall mean the Agent, each Lender and each of their respective former, current, and future subsidiaries, parents, partnerships, joint ventures, other affiliates, officers, directors, employees, attorneys, agents (including consultants), assigns, heirs, executors, administrators, predecessors, successors and assigns.

7. General Credit Agreement Compliance. All provisions of the Credit Agreement and the other Loan Documents (as expressly amended in Section 2) shall continue in full force and effect in accordance with the provisions thereof and the Borrower and Medical reaffirm all their agreements under the Credit Agreement and the other Loan Documents, as applicable, notwithstanding the existence of the Covered Defaults. During the Forbearance Period, the Borrower and Medical shall comply with the provisions of their respective Loan Documents.

8. Conditions to Effectiveness. In order for this Agreement to be effective, the following conditions precedent must be completed, performed or otherwise satisfied by the Borrower and Medical to the Agent’s satisfaction, in its sole discretion, on or before 5:00 p.m., Chicago time, on August 14, 2009 (the date on which all of the following conditions are satisfied, the “Forbearance Effective Date”), time being of the essence:

8.1 Each of the parties hereto shall deliver a fully executed copy of this Agreement.

8.2 Each Lender shall have received a duly executed certificate of the Secretary of each Loan Party, in form and substance satisfactory to such Lender, (i) certifying as to attached copies of resolutions of the board of directors of such party authorizing the execution, delivery and performance of this Agreement and any other documents provided for in this Agreement to which such party is a party, (ii) certifying as complete and correct as to attached copies of the certificate of incorporation or other charter document and bylaws of such party and (iii) certifying as to the incumbency and genuineness of the signature of each officer of each Loan Party executing this Agreement or any other document delivered in connection herewith.

8.3 The Borrower shall have delivered to the Agent such legal opinions and other closing documentation as the Agent or any Lender may request.

8.4 The Borrower shall have delivered to the Agent a completed collateral questionnaire with respect to the Borrower and Medical in form and substance satisfactory to the Agent and the Required Lenders.

8.5 The Borrower shall have paid all invoiced and unpaid fees and out-of-pocket expenses incurred by the Agent and its Affiliates (including, without limitation, the reasonable fees, charges and disbursements of Mayer Brown LLP, counsel for the Agent and financial advisors fees), expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and all other fees, costs and expenses of the Agent (including legal fees) and the Lenders due and owing under the Existing Credit Agreement.

8.6 The Borrower shall have paid all interest, including Default Interest, on the Loans and all Letter of Credit Fees outstanding through the Forbearance Effective Date.

8.7 The Borrower shall have made a prepayment to the Agent on behalf of the Lenders of the principal amount of the Loans in an amount equal to $7,500,000 (the “Forbearance Effective Date Paydown”).

9. Termination of the Forbearance. Unless extended by a writing signed by all parties hereto, the Forbearance shall terminate by its terms upon the earlier of (a) at 5:00 p.m., Chicago time, on October 31, 2009 or (b) the occurrence of a Forbearance Termination Event. Upon the expiration or termination of the Forbearance Period as provided in the preceding sentence, (i) the Forbearance shall automatically terminate and the obligation of the Agent and the Lenders to forbear as a result of the occurrence of the Covered Defaults from the exercise of any of their rights, powers and remedies against the Borrower or Medical and their respective property under the Loan Documents, including any of the collateral, shall immediately terminate and (ii) without limiting the generality of the foregoing, the Agent shall immediately be entitled (but not obligated) without any further action or notice to exercise any and all of its rights, powers and remedies (or any combination thereof as it determines in its sole discretion) against any of such Persons and against any of their respective property. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in the Credit Agreement or any of the Loan Documents, upon the occurrence of any Forbearance Termination Event, the outstanding principal balance and interest on the Loans and all other Obligations shall become immediately due and owing. Notwithstanding any termination of the Forbearance for any reason whatsoever, the amendments to the Loan Documents set forth in Section 2 hereof shall remain effective, and the Agent and the Lenders shall be entitled to retain all of their other rights and benefits under this Agreement, including with respect to any representation, acknowledgement, confirmation, promise, covenant, or agreement by the Borrower and Medical, which in all respects shall survive any such termination.

10. Limitation of its Terms; Preservation and No Waiver of Rights. This Agreement shall be strictly limited to its terms. In this Agreement, the Agent and the Lenders waive no default, whether currently or subsequently existing, including, without limitation, the Covered Defaults. Except as otherwise expressly provided for herein, the Agent and the Lenders hereby fully preserve all of their rights, powers and remedies against the Borrower and Medical, their property and any other Person. In addition, nothing contained herein shall be deemed to be a waiver or abandonment of any Event of Default or other Default (whether currently or subsequently existing, including, without limitation, the Covered Defaults), any rights, powers or remedies available to the Agent or any Lender under any Loan Document, applicable law or otherwise, each of which rights, powers and remedies is hereby specifically and expressly reserved, including, the right to seek judgment against the Borrower, Medical and any other Person, to foreclose its interest in any Collateral held by the Agent or in which the Agent has a security interest or other lien or to take any other action permitted under the Loan Documents and applicable law.

11. Acknowledgements/Representations.

11.1 The Borrower and Medical acknowledge that the amount of principal owing under the Credit Agreement and the other Loan Documents as of date of this Agreement (but prior to any payments described in Sections 8.6 and 8.7) is $45,000,000, the face amount of the outstanding Letter of Credit is €750,000, and the amount of interest at the Default Rate set forth in the Credit Agreement owing on such principal amount as of the date hereof, which interest (other than Default Interest) continues to accrue, is $402,226.03. The aggregate amount of the Letter of Credit Fees owing as of the date hereof is $6,772.93. Without in any manner limiting the generality of the release set forth in Section 6 hereof, the Borrower and Medical hereby represent, warrant, covenant and agree that there exist no offsets, counterclaims or defenses to payment or performance of the obligations set forth in the Loan Documents and, in consideration hereof, expressly waive any and all such offsets, counterclaims and defenses arising out of any alleged acts, transactions or omissions on the part of the Agent and the Lenders arising (or otherwise relating to the period) on or prior to the Forbearance Effective Date.

11.2 The Borrower and Medical hereby represents and warrants to the Agent and the Lenders that each of the following statements are true, accurate and complete as of the date hereof: (i) such party has carefully read and fully understands all of the terms and conditions of this Agreement, (ii) such party has consulted with, or has had a full and fair opportunity to consult with, an attorney of its choosing regarding the terms and conditions of this Agreement, (iii) such party has had a full and fair opportunity to participate in the drafting of this Agreement, (iv) such party is freely, voluntarily, knowingly and intelligently entering into this Agreement, (v) such party, in entering into this Agreement, has not relied upon (A) any representation or warranty of the Agent or any Lender or (B) any covenant of the Agent or any Lender that is not set forth in this Agreement, (vi) the execution and delivery of this Agreement and the performance by it of such party’s obligations under this Agreement (A) are within such party’s powers, (B) have been duly authorized by all necessary action and (C) do not and will not contravene or conflict with any provision of law or of such party’s organizational documents, (vii) this Agreement constitutes such party’s legal, valid and binding obligation and is enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or as such enforcement may be limited by equitable principles generally, (viii) such party understands the temporary nature of the Forbearance and of the other provisions of this Agreement and recognizes that the Agent and the Lenders have no obligation to expand or extend the Forbearance or any such other provision (if any), (ix) the representations and warranties of the Borrower and Medical in the Loan Documents are true and correct in all material respects as of the date hereof and as of the Forbearance Effective Date (except (A) to the extent stated to relate to a specific earlier date, in which case such representation and warranties were true and correct as of such earlier date and (B) solely to the extent of the Covered Defaults, with respect to the representations and warranties in Sections 5.01(d), 5.05(c), 5.05(d) and 5.16 of the Credit Agreement), (x) no Default (other than the Covered Defaults) exists under any of the Loan Documents and (xi) no Forbearance Termination Event has occurred and is continuing.

12. Reliance by the Agent and the Lenders. The parties hereto understand and acknowledge that this Agreement has been executed for the purposes of inducing the Agent and the Lenders to agree to the Forbearance. Each of the parties hereto further understands and acknowledges that the Agent and the Lenders are relying on, and would not have entered into this Agreement (and would not have extended the Forbearance) had it not been for, the agreements, representations and warranties of the Borrower and Medical set forth herein.

13. Successors and Assigns. Subject to any assignment or other transfer restrictions set forth in the Loan Documents, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

14. Expenses and Costs. Without limiting the generality of any provision of this Agreement or the Loan Documents, the Borrower and Medical shall be responsible for the payment of all fees and out-of-pocket disbursements incurred by the Agent in any way arising from or in connection with this Agreement and the Loan Documents, including the fees of legal counsel for the Agent for the preparation, examination and approval of documents in connection with the drafting of this Agreement and relating to the enforcement of this Agreement or any of the Loan Documents and the fees and expenses of the Agent’s consultant. All of these expenses and fees shall be part of the Obligations.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same instrument. Effective delivery of any such executed counterpart hereof may be by facsimile transmission.

16. Governing Law. This Agreement will be governed by the internal laws of the State of New York, without consideration to its conflict of laws.

17. Notice. Any notice provided for hereunder shall be in writing, personally delivered, as provided in the Loan Documents and in each instance may be given by facsimile transmission.

18. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be altered, amended or otherwise modified except by a written instrument signed by the party sought to be thereby bound.

19. Headings. The headings and captions used herein are provided for convenience of reference only and shall not be employed in the construction of this Agreement.

20. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and each Lender Released Party, and, no provision of this Agreement shall be deemed to confer upon any third party (including any other creditors or parties in interest (including equity holders) of the Borrower and Medical) other than the Lender Released Parties any claim, remedy, liability, reimbursement, cause of action or other right.

21. No Admission of any Liability by the Agent or any Lender. By negotiating and entering into this Agreement, neither the Agent nor any Lender is making any admission as to the existence, validity or amount of any Borrower-Related Claim and, on the contrary, the Agent and such Lender, or behalf of itself and each Lender Released Party, expressly is disclaiming the existence or validity of any such Borrower-Related Claim.

22. Effect of Failure of Agreement to Become Effective. None of the terms, conditions or provisions contained in this Agreement is intended to be enforceable or interpreted, or shall be construed, against any of the parties hereto in the event that the conditions precedent set forth in Section 8 hereof are not satisfied (or waived by the Agent and the Lenders) on or before 5:00 p.m., Chicago time, on August 14, 2009, time being of the essence; in such event, this Agreement shall be null and void (except for the provisions of this Section 22 and Section 25 hereof), and each of the parties in all respects shall be returned to the respective positions each occupied prior to the execution of this Agreement (except for the provisions of Section 25 hereof), all as if this Agreement had never been executed and delivered.

23. Conflicts Among Documents. Any conflict between the provisions of this Agreement, on the one hand, and the provisions of any of the Loan Documents, on the other hand, shall be governed by the provisions of this Agreement.

24. Interpretation. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of this Agreement. Reference to any agreement, document or instrument (including this Agreement), means such agreement, document or instrument as amended or modified (including in this Agreement) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. References to Sections or clauses in boldface type, shall refer to those portions of this Agreement. The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or clause to this Agreement. In the computation of periods of time in this Agreement from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to, but not through”. This Agreement and the other documents relating to this Agreement are the result of negotiations among and have been reviewed by counsel to each of the undersigned and are the products of all parties. Accordingly, they shall not be construed against (or in favor of) any party merely because of the extent of such party’s involvement (or non-involvement, as the case may be) in their preparation.

25. JURY TRIAL; ETC. THE PARTIES HERBY CONFIRM THAT THE WAIVER OF JURY TRIAL (AND OTHER PROVISIONS) OF SECTIONS 10.14 AND 10.15 OF THE CREDIT AGREEMENT ARE APPLICABLE TO THIS AGREEMENT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrower, Medical, the Agent and the Lenders have caused this Agreement to be executed by their respective officers duly authorized as of the date first above written.

BORROWER:

ARTHROCARE CORPORATION, a Delaware corporation

By:	/s/ Todd Newton
Name: Todd Newton
Title: Senior Vice President and Chief Financial Officer

MEDICAL:

ARTHROCARE MEDICAL CORPORATION, a Nevada corporation

By:	/s/ Richard Rew
Name: Richard Rew
Title: Secretary

AGENT:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

LENDERS:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:
Name:
Title:

, as a Lender

By:
Name:
Title:

Schedule I

Covered Defaults

1.	Events of Default under Section 8.01(b) of the Existing Credit Agreement resulting from the Borrower’s failure to comply with (a) Section 7.12(c) of the Existing Credit Agreement for the fiscal year ended as of December 31, 2008 and the fiscal quarters ended as of March 31, 2008, June 30, 2008, September 30, 2008, March 31, 2009 and June 30, 3009 and (b) Sections 6.01(b) and 6.02(b) of the Existing Credit Agreement for the fiscal quarter ending June, 30, 2009.

2.	Events of Default under Section 8.01(c) of the Existing Credit Agreement resulting from:

a.	the Borrower’s failure to comply with the requirements set forth in Section 6.08 of the Existing Credit Agreement; and

b.	the Borrower’s failure to comply with the requirements set forth in that certain Consent dated as of May 17, 2007 (the “Consent”) related to the Beam One Loan (as defined in the Consent) and the Factoring Arrangement (as defined in the Consent);

in each case with respect to the foregoing clauses (a) and (b), which failures by the Borrower have continued for at least thirty (30) days in each instance.

3.	An Event of Default under Section 8.01(d) of the Existing Credit Agreement resulting from incorrect and/or misleading representations made under the Existing Credit Agreement resulting from incorrect and/or misleading representations made under Sections 5.01(d), 5.05(c), 5.05(d), and 5.16 thereof.

4.	Events of Default under Section 8.01(b) of the Existing Credit Agreement resulting from the Borrower’s failure to comply with Section 6.01 of the Existing Credit Agreement, including without limitation the Borrower’s failure to deliver the “Required Financial Statements” and the “Restatement” Financial Statements (as such terms are defined in the Waiver), which Events of Default occurred and are deemed to have occurred as of January 14, 2009 in accordance with the terms of the Waiver.

Exhibit A

Form of Collateral Questionnaire